UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT

TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0904275
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10910 Domain Drive, Suite 300, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $.01 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.         Description of Registrant’s Securities to be Registered.

The class of capital stock of Hanger, Inc., a Delaware corporation (the “Registrant”), to be registered on this Registration Statement on Form 8-A is the Registrant’s common stock, par value $.01 per share (the “Common Stock”), of which 60,000,000 shares are authorized.

Each share of Common Stock is entitled to one vote on all matters to be voted upon by the Registrant’s shareholders.  Cumulative voting is not permitted.  No preemptive rights attach to the shares of Common Stock.  Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors of the Registrant out of funds legally available therefore.  The holders of Common Stock are entitled to share pro rata in the distribution of the Company’s assets available for such purpose in the event of liquidation.  The dividend and liquidation rights of the Common Stock are subject to the prior rights of the holders of any series of the Company’s Preferred Stock, par value $.01 per share, of which 10,000,000 shares are authorized.

The Registrant is subject to Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders.

Item 2.         Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HANGER, INC.

Date: September 10, 2018	By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel